Exhibit 99.1
Carvana Releases Improved Q2 2023 Financial Outlook Ahead of Industry Conference
•The Nation’s Largest Online Used Auto Retailer Announces It Expects To Achieve Adjusted EBITDA above $50 Million and Total Gross Profit Per Unit above $6,000 in Second Quarter 2023
•Carvana CEO to Present Updated Outlook Later Today During William Blair Growth Stock Conference

PHOENIX (June 8, 2023) — Carvana Co., the leading e-commerce platform for buying and selling used cars, announces an improved Q2 2023 outlook based on even stronger anticipated results from its continued plan to drive profitability:
•Company expects to achieve Adjusted EBITDA above $50 million in second quarter 20231
•Non-GAAP total gross profit per unit (“GPU”) expected to be above $6,000, representing a new company record and an over 63% improvement compared to second quarter 2022
•Loans sold or securitized quarter-to-date total approximately $2 billion, compared to $1.3 billion sold or securitized quarter-to-date as of May 4th, 2023
“Our record-breaking 2023 first quarter is evidence that our strategy is working and our updated Q2 2023 outlook demonstrates that our progress continues to positively impact the business even faster than expected,” says Ernie Garcia, Carvana Founder and CEO. “The team’s persistent focus on driving profitability has resulted in significant savings and efficiencies, and this work will persist as we continue to execute our plan.”
Carvana’s continued focus on operational efficiencies drove improvements in Q1 2023 financial results, one of the best performing quarters in company history. Meaningful efforts continue as Carvana’s team drives its business to improve unit economics in the form of a more robust GPU in Q2 2023 and to positive free cash flow in the future.
Register to virtually join Carvana’s CEO, Ernie Garcia, who will present during the William Blair 43rd Annual Growth Stock Conference on Thursday, June 8, 2023 at 6 am PT / 8 am CT / 9 am ET.

1 In order to clearly demonstrate Carvana’s progress and highlight the most meaningful drivers within its business, Carvana continues to use forecasted Non-GAAP financial measures (forecasted Non-GAAP total gross profit per unit and Adjusted EBITDA) as it looks toward Q2 2023 and beyond. Carvana has not provided a quantitative reconciliation of forecasted GAAP measures to forecasted Non-GAAP measures within this communication because it is unable, without making unreasonable efforts, to calculate one-time or restructuring expenses. These items could materially affect the computation of forward-looking GAAP financial metrics.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Carvana’s current expectations and projections with respect to, among other things, its financial condition, results of operations, plans, objectives, future performance, and business. These statements may be preceded by, followed by or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "intend," "likely," "outlook," "plan," "potential," "project," "projection," "seek," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning. Forward-looking statements include all statements that are not historical facts. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Among these factors are risks related to the “Risk Factors” identified in our Annual Report on Form 10-K for 2022 and our Quarterly Reports on Form 10-Q. There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. Carvana does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise.
Non-GAAP Financial Measures
As appropriate, Carvana supplements its results of operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with - and discusses forward looking guidance with - certain non-GAAP financial measurements that are used by management, and which Carvana believes are useful to investors, as supplemental operational measurements to evaluate our financial performance. These measurements should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measurements, and such measurements may not be comparable to similarly-titled measurements reported by other companies. Rather, these measurements should be considered as an additional way of viewing aspects of Carvana operations that provide a more complete understanding of its business. Carvana strongly encourages investors to review its consolidated financial statements included in publicly filed reports in their entirety and not rely solely on any one, single financial measurement or communication.
Carvana refers to the following non-GAAP measures in this press release: Adjusted EBITDA and Total gross profit per retail unit, non-GAAP.
Adjusted EBITDA is defined as net loss plus income tax expense, interest expense, other (income) expense, net, depreciation and amortization in cost of sales and SG&A, share-based compensation including the CEO Milestone Gift in cost of sales and SG&A, and restructuring costs, minus revenue related to Carvana’s Root warrants.
Gross profit, non-GAAP is defined as GAAP gross profit plus depreciation and amortization in cost of sales and share-based compensation including the CEO Milestone Gift in cost of sales, minus revenue related to Carvana’s Root warrants. Total gross profit per retail unit, non-GAAP is Gross profit, non-GAAP divided by retail vehicle unit sales.
Carvana believes that these metrics are useful measures to it and to its investors because they exclude certain financial, capital structure, and non-cash items that it does not believe directly reflects its core operations and may not be indicative of Carvana recurring operations, in part because they may vary widely across time and within its industry independent of the performance of its core operations. Carvana believes that excluding these items enables it to more effectively evaluate its performance period-over-period and relative to its competitors.

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Investor Relations:
Carvana
Mike Mckeever
investors@carvana.com

Media Relations:
Carvana
Kristin Thwaites
press@carvana.com

About Carvana
Carvana (NYSE: CVNA) is an industry pioneer for buying and selling used vehicles online. As the fastest growing used automotive retailer in U.S. history, its proven, customer-first ecommerce model has positively impacted millions of people's lives through more convenient, accessible and transparent experiences. Carvana.com allows someone to purchase a vehicle from the comfort of their home, completing the entire process online, benefiting from a 7-day money back guarantee, home delivery, nationwide inventory selection and more. Customers also have the option to sell or trade-in their vehicle across all Carvana locations, including its patented Car Vending Machines, in more than 300 U.S. markets. Carvana brings a continued focus on people-first values, industry-leading customer care, technology and innovation, and is the No. 2 automotive brand in the U.S., only behind Ford, on the Forbes 2022 Most Customer-Centric Companies List. Carvana is one of the four fastest companies to make the Fortune 500 and for more information, please visit www.carvana.com and follow us @Carvana.
Carvana also encourages investors to visit its Investor Relations website as financial and other company information is posted.